Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated January 9, 2015 pertaining to the Fiat Chrysler Automobiles N.V. Equity Incentive Plan and the Fiat Chrysler Automobiles N.V. Remuneration Policy of Fiat Chrysler Automobiles N.V. of our report dated June 20, 2014, with respect to the consolidated financial statements of Fiat S.p.A. as of and for the years ended December 31, 2013 and 2012 included in the Registration Statement on Form F-4 (No. 333-197229) and related Prospectus, and in the Amendment No. 3 to the Registration Statement on Form F-1 (Form F-1/A No. 333-199285) and related Prospectus.

/s/ Reconta Ernst & Young S.p.A.

Turin, Italy

January 9, 2015